SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 2)*

AEP Industries Inc.
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
001031103
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐     Rule 13d-1(b)

     ☑     Rule 13d-1(c)

     ☐     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	001031103

(1)	NAME OF REPORTING PERSON Venor Capital Master Fund Ltd. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	213,847

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

213,847

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

213,847

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

[3.2]%

(12)	TYPE OF REPORTING PERSON

CO

CUSIP No.	001031103

(1)	NAME OF REPORTING PERSON Venor Capital Management LP S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	213,847

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

213,847

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

213,847

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

[3.2]%

(12)	TYPE OF REPORTING PERSON

IA

CUSIP No.	001031103

(1)	NAME OF REPORTING PERSON Venor Capital GP LLC S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	213,847

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

213,847

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

213,847

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

[3.2]%

(12)	TYPE OF REPORTING PERSON

OO

CUSIP No.	001031103

(1)	NAME OF REPORTING PERSON Jeffrey Bersh S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	213,847

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

213,847

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

213,847

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

[3.2]%

(12)	TYPE OF REPORTING PERSON

IN

CUSIP No.	001031103

(1)	NAME OF REPORTING PERSON Michael Wartell S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	213,847

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

213,847

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

213,847

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

[3.2]%

(12)	TYPE OF REPORTING PERSON

IN

CUSIP No. 001031103

ITEM 1(a).	NAME OF ISSUER: AEP Industries Inc.

ITEM 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES: 125 Phillips Ave, South Hackensack, NJ 07606.
ITEMS 2(a), 2(b) and 2(c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE AND CITIZENSHIP:
     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”:
(i)	Venor Capital Master Fund Ltd. (“Venor Capital Master Fund”), a Cayman Islands company, with respect to shares directly owned by it.

(ii)	Venor Capital Management LP(“Venor Capital Management”), a Delaware limited partnership, as investment advisor to Venor Capital Master Fund, with respect to the Shares reported in this Schedule 13G/A held by certain investment funds managed by Venor Capital Management (the “Accounts”).

(iii)	Venor Capital GP LLC (“Venor Capital GP”) a Delaware limited liability company, as general partner to Venor Capital Management with respect to the Shares reported in this Schedule 13G/A held by the Accounts.

(iv)	Jeffrey Bersh, as a managing member of Venor Capital GP, with respect to the Shares reported in this Schedule 13G/A held by the Accounts.

(v)	Michael Wartell, as a managing member of Venor Capital GP, with respect to the Shares reported in this Schedule 13G/A held by the Accounts.
          The citizenship of Venor Capital Master Fund, Venor Capital Management and Venor Capital GP is set forth above. Jeffrey Bersh and Michael Wartell are United States citizens.
          The address of the principal business office of each of the Reporting Persons is 7 Times Square, New York, NY 10036. The address of the principal business office of Venor Capital Master Fund is C/o International Fund Services (Ireland) Limited, Bishop’s Square, 3rd Floor, Redmond’s Hill, Dublin 2, Ireland.

CUSIP No. 001031103
ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value
ITEM 2(e). CUSIP NUMBER: 001031103
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c),
CHECK WHETHER THE PERSON FILING IS A:
(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

(f)	☐	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

(g)	☐	Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

(h)	☐	Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940; or

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
          IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. ☑

CUSIP No. 001031103
ITEM 4. OWNERSHIP.
          Venor Capital Management serves as principal investment manager to investment funds with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G/A. Venor Capital GP is the general partner. As such, it may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G/A. Mr. Jeffrey Bersh is a managing member of Venor Capital GP. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G/A. Mr. Michael Wartell is a managing member of Venor Capital GP. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G/A.
          Each of the Reporting Persons hereby, except for Venor Capital Master Fund, disclaims any beneficial ownership of any such Shares.
A.	Venor Capital Master Fund
(a)	Amount beneficially owned: 213,847

(b)	Percent of class: [3.2]%
(All percentages herein are based on [6,773,591] shares of Common Stock reported to be outstanding as of January [21], 2009 as reported in the Company’s 10-K filed on January [27], 2009.

(c)	Number of shares as to which such person has:
(i)	sole power to vote or to direct the vote 0

(ii)	shared power to vote or to direct the vote 213,847

(iii)	sole power to dispose or to direct the disposition of 0

(iv)	shared power to dispose or to direct the disposition of 213,847
B.	Venor Capital Management
(a)	Amount beneficially owned: 213,847

(b)	Percent of class: [3.2]%

(c)	Number of shares as to which such person has:
(i)	sole power to vote or to direct the vote 0

(ii)	shared power to vote or to direct the vote 213,847

(iii)	sole power to dispose or to direct the disposition of 0

(iv)	shared power to dispose or to direct the disposition of 213,847
C.	Venor Capital GP
(a)	Amount beneficially owned: 213,847

(b)	Percent of class: [3.2]%

(c)	Number of shares as to which such person has:
(i)	sole power to vote or to direct the vote 0

(ii)	shared power to vote or to direct the vote 213,847

(iii)	sole power to dispose or to direct the disposition of 0

(iv)	shared power to dispose or to direct the disposition of 213,847
D.	Jeffrey Bersh
(a)	Amount beneficially owned: 213,847

(b)	Percent of class: [3.2]%

(c)	Number of shares as to which such person has:
(i)	sole power to vote or to direct the vote 0

(ii)	shared power to vote or to direct the vote 213,847

(iii)	sole power to dispose or to direct the disposition of 0

(iv)	shared power to dispose or to direct the disposition of 213,847
E.	Michael Wartell
(a)	Amount beneficially owned: 213,847

(b)	Percent of class: [3.2]%

(c)	Number of shares as to which such person has:
(i)	sole power to vote or to direct the vote 0

(ii)	shared power to vote or to direct the vote 213,847

(iii)	sole power to dispose or to direct the disposition of 0

(iv)	shared power to dispose or to direct the disposition of 213,847

CUSIP No. 001031103
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. ☑

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. See Item 4.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. See Item 4.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.
Not applicable.
ITEM 10.	CERTIFICATION. (if filing pursuant to Rule 13d-1(c))
          Each of the Reporting Persons hereby makes the following certification:
          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 001031103
SIGNATURES
     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 2, 2009	/s/ Jeffrey Bersh
Venor Capital Master Fund, Ltd.
By: Jeffrey Bersh as Director

/s/ Jeffrey Bersh
Venor Capital Management, LP
By: Venor Capital GP LLC as general partner By: Jeffrey Bersh as Managing Member

/s/ Jeffrey Bersh
Venor Capital GP LLC
By: Jeffrey Bersh as Managing Member

/s/ Jeffrey Bersh
Jeffrey Bersh

/s/ Michael Wartell
Michael Wartell

CUSIP No. 001031103
JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13d-1(k)
     The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
DATED: February 2, 2009

/s/ Jeffrey Bersh
Venor Capital Master Fund, Ltd.
By: Jeffrey Bersh as Director

/s/ Jeffrey Bersh
Venor Capital Management, LP
By: Venor Capital GP LLC as general partner By: Jeffrey Bersh as Managing Member

/s/ Jeffrey Bersh
Venor Capital GP LLC
By: Jeffrey Bersh as Managing Member

/s/ Jeffrey Bersh
Jeffrey Bersh

/s/ Michael Wartell
Michael Wartell